Exhibit 10.1

GLOBAL INDEMNITY GROUP, LLC

October 31, 2026

Jessica E. Buss
[***]

Re: Offer of Employment – Chief Executive Officer

Dear Jessica:

On behalf of Global Indemnity Group, LLC (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company, Katalyx Holdings LLC (“Katalyx”) and Belmont Holdings GX, Inc. (“Belmont”) on the terms set out in this letter.

1.
Start Date; Position

Your employment with the Company will commence on November 2, 2026 (the “Start Date”), on which date you will begin serving as Chief Executive Officer of the Company, Katalyx and Belmont, and of all other direct and indirect subsidiaries of the Company as the Company’s Board of Directors (the “Board”) may require. You will be a full-time employee reporting to the Board through the Chairman of the Board. You will continue to serve on the Board as a Fox Paine Designated Director, but you will not be entitled to director fees. An illustration of your potential total compensation package is attached hereto as Exhibit A. Exhibit A is provided for illustrative purposes only, and in the event of any conflict between Exhibit A and this letter, this letter will control.

2.
Base Salary

During your employment with the Company, you will receive an annual base salary of $1,000,000, payable in accordance with the Company’s regular payroll practices and prorated for any partial year of employment.

3.
Annual Cash Bonus

Commencing in calendar year 2027, for each calendar year during your employment with the Company, you will be eligible to receive an annual cash bonus (the “Annual Cash Bonus”) equal to 13% of the annual EBITDA of Katalyx before corporate expense allocation for that year, as determined by the Board in its sole discretion; provided that your Annual Cash Bonus for calendar year 2027 will be not less than $1,000,000. Any Annual Cash Bonus will be paid no later than March 15 of the year following the applicable bonus year, subject to your continued employment with the Company on the payment date.

4.
Annual Stock Bonus

Commencing in calendar year 2027, for each calendar year during your employment with the Company, you will be eligible to receive an annual stock bonus (the “Annual Stock Bonus”) equal to 10% of the annual increase in the book value of Belmont in excess of a 7% annual book value hurdle growth rate (such value, the “Stock Bonus Value”), on the following terms:

4.1 Form of Payment. The Annual Stock Bonus will be settled in Class A common shares (“Class A Shares”) of the Company in two installments as described below. The number of Class A Shares issued in each installment will be determined by dividing the portion of the Stock Bonus Value allocated to that installment by the closing price of a Class A Share, as reported on NASDAQ, on the date that installment is settled (each, a “Settlement Date”).

4.2 Initial Installment. Class A Shares with a value equal to 75% of the Stock Bonus Value will be issued in March of the year following the applicable bonus year (the date of such issuance, the “Initial Settlement Date”) and will vest on the first anniversary of the Initial Settlement Date, subject to your continued employment with the Company through such date. Following vesting, you may sell such Class A Shares at any time.

4.3 Second Installment. Class A Shares with a value equal to 25% of the Stock Bonus Value, as adjusted, if any, for loss reserve development for the applicable bonus year, will be issued to you on the third anniversary of the Initial Settlement Date, subject to your continued employment with the Company through such date. Such Class A Shares may be sold upon issuance.

4.4 Book Value Calculation. For purposes of calculating the Annual Stock Bonus, Belmont’s book value (i) will not be reduced by any dividends paid by Belmont; (ii) will not be impacted by any development of loss reserves for periods prior to the Start Date; and (iii) must be above its high water mark before an Annual Stock Bonus is paid for any year.

4.5 Other. All determinations with respect to the Annual Stock Bonus will be made in good faith by the Board and will be final and binding on you. Any sale, transfer or disposition of Class A Shares will be subject to the Company’s insider trading policy, as in effect from time to time. You agree to execute all documents reasonably requested by the Company in connection with the Annual Stock Bonus.

5.
Benefits

You will be eligible to participate in the employee benefit plans generally available to the Company’s senior executives, subject to the terms of those plans.

6.
At-Will Employment; Other Terms

Your employment will be at will, meaning that either you or the Company may terminate it at any time, with or without cause or notice. You agree to execute the standard agreements and documents that the Company requires of its senior executives. This letter will be governed by the laws of the State of Delaware. This letter is the entire agreement between you and the Company regarding its subject matter and may be amended only in a writing signed by you and the Company. This letter may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one agreement.

7.
Dispute Resolution

Any dispute or lawsuit between you and the Company, the Company’s Class B Majority Shareholder, Fox Paine & Company, Saul Fox or any of their affiliates, arising out of or relating to your appointment, service or termination will be resolved by binding confidential arbitration administered by JAMS in Miami, Florida, under baseball (final-offer) rules: each side submits a proposed award, and the arbitrator must choose one of them. No punitive damages may be awarded, and no attorneys’ fees or expenses may be awarded; each party will bear its own. Each side will pay one-half of the fees of JAMS and the arbitrator. Either party may go to court when necessary for an injunction or other provisional relief. The Company’s Class B Majority Shareholder, Fox Paine & Company, Saul Fox and their affiliates are intended third-party beneficiaries of this section and may enforce it. You acknowledge that you individually negotiated this section with the advice of counsel.

8.
Taxes; Section 409A

All amounts payable under this letter will be reduced by all applicable deductions and withholdings. The parties intend that all payments and benefits under this letter be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this letter will be construed and administered accordingly. In no event will the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on you under Section 409A.

Sincerely,

GLOBAL INDEMNITY GROUP, LLC

By: /s/ Saul Fox

Name: Saul Fox

Title: Authorized Signatory

ACCEPTED AND AGREED:

/s/ Jessica E. Buss
Jessica E. Buss
Date: October 31, 2026